Exhibit 99.1

Sovran Self Storage Reports Second Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--August 5, 2009--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2009.

Net income available to common shareholders for the second quarter of 2009 was $6.3 million or $.28 per diluted share. Net income available to common shareholders for the same period in 2008 was $10.5 million or $.48 per diluted share. Funds from operations for the quarter were $.66 per fully diluted common share. One-time costs of almost $1 million associated with a first quarter covenant waiver, higher interest expense associated with the Company’s recent long-term financing, and increased customer move-in incentives were the primary factors leading to lower earnings for 2009’s second quarter.

Occupancy levels at the Company’s 385 storage facilities at June 30 improved to 82.5%, an increase of 360 basis points since March 31. Kenneth Myszka, the Company’s President and Chief Operating Officer stated, “In a very challenging environment, we’re pleased to see our marketing and call center efforts take hold. During the quarter, we had a net gain of 9,400 customers on a same store basis, and while we made heavy use of incentives, this got our summer season off to a solid start.”

In early May, the Company announced it had breached a debt covenant with its lenders. David Rogers, the Company’s Chief Financial Officer commented, “During the quarter, we took the necessary steps to fix this problem and to improve our liquidity position. We became even more prudent regarding acquisitions and expansions, reduced the dividend on our common stock, and raised some equity through our DRIP and Stock Purchase Plans. We’ve gained sufficient room concerning the covenant restriction and, at June 30, we have in excess of $60 million in cash and permissible borrowings remaining on our credit line.”

OPERATIONS:

Total Company net operating income for the second quarter declined 2.3% ($724,000) compared with the same quarter in 2008 to $31.2 million. Overall average occupancy for the quarter was 80.9% and average rent per square foot for the portfolio was $10.16.

Revenues at the 359 stores owned and/or managed for the entire quarter in both years decreased 3.7% over the second quarter of 2008, the result of a 2.8% decrease in effective rental rates and a 130 basis point drop in average occupancy. The Company continues to make extensive use of move-in incentives; during the quarter over $3.4 million in “first month free” incentives were granted, almost 65% more than those of last spring. At the quarter end date, occupancy on a same store basis was 82.6% compared to 83.1% at June 30, 2008.

Same store operating expenses decreased by 3.6% from last year’s second quarter. A 6.5% increase in property taxes, and modest growth in marketing costs and internet advertising were offset by significant declines in virtually all other operating expense categories.

General and administrative expenses grew $243,000 over the same period in 2008, primarily due to increased expenses associated with operating the Joint Venture.

During the quarter, modest revenue growth was shown at the Company’s Maryland, Louisiana, and Texas stores, while stores in Florida, Georgia, and New England continued to show considerable revenue declines.

PROPERTIES:

The Company did not acquire any properties during the quarter for its own portfolio or for that of the Joint Venture.

As previously announced, the Company has curtailed its program of expanding and enhancing its existing stores, awaiting improvements in both the capital markets and the general economy. Four projects that were started in 2008 have been completed thus far this year at a cost of $5.4 million. Most improvements will be postponed indefinitely, except for about $8 million yet to be applied to projects still underway.

CAPITAL TRANSACTIONS:

The Company’s line of credit and term notes require it to meet certain financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. One such covenant limits total consolidated liabilities to 55% of gross asset value; at March 31 this ratio was 55.4%. In May, the Company received a waiver from its lenders at a cost of almost $1 million, and then took measures to prevent a recurrence. These included issuance of equity through its Dividend Reinvestment Program and Direct Stock Purchase Plan, reducing the quarterly dividend, and reducing discretionary capital expenditures.

1.3 million shares were issued during the quarter, generating cash proceeds of $29.4 million. This, combined with the other measures mentioned above, served to reduce the Company’s liabilities by $41 million during the quarter, while providing funding for some $4 million of previously committed expansion projects and adding $4.2 million to cash and current assets.

At June 30, 2009, the Company has $500 million of unsecured term note debt and $108 million of mortgage debt outstanding. $26 million of the mortgage debt matures at the end of 2009; the next significant maturities are in 2012.

During the quarter, one of the two Credit Rating Agencies covering the Company reduced its rating on the Company’s senior debt from BBB- to BB+. The other Agency reaffirmed its BBB- rating, although it did place the Company on Rating Watch “Negative”. One of the effects of the rating drop was to cause an increase in the interest rate applied to two of the Company’s unsecured notes. As a result, the Company’s aggregate interest rate on its unsecured debt increased from 6.14% to 6.93%. There would be no additional impact on the cost of this debt should the Company suffer any further rating downgrades.

A summary of certain debt ratios at June 30, 2009 is as follows:

- Debt to Enterprise Value (at $24.60/share)	50.9%
- Debt to Book Cost	43.4%
- Debt to EBITDA ratio	5.7x
- Debt service coverage	2.5x

YEAR 2009 EARNINGS GUIDANCE:

The Company is anticipating soft consumer demand in many of its markets and for conditions to remain competitive. It expects to continue the use of leasing incentives as well as increased advertising and aggressive marketing to improve occupancy and, accordingly, estimates a decline in same store revenue of 2 to 4% from that of 2008. Property operating costs are projected to decrease by 1 to 2%. Management reiterates its previous forecast of an expected decline in same store NOI of 2 to 4%.

The Company has curtailed its expansion and enhancement program and, until market conditions significantly improve, will defer most of its planned 2009 expenditures of $50 million. It has an estimated total of $8 million of commitments outstanding on construction projects remaining to be completed in 2009.

At present, the Company does not expect to actively pursue the purchase of additional facilities while the capital and real estate markets remain unstable. It is negotiating the sale of several of its non-core stores, and may sell several of these facilities in the third and fourth quarters of 2009, although the impact of these sales is not included in guidance.

General and administrative expenses are expected to increase by 5 to 7% in 2009.

At June 30, 2009, all of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.75%.

At June 30, 2009 the Company had 23,391,184 shares of common stock outstanding, and 419,952 Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the third quarter of 2009 to be approximately $.65 to $.67 per share, and between $2.70 and $2.74 for the full year 2009.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 6, 2009. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 385 self-storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2009	2008
Assets
Investment in storage facilities:
Land	$240,525	$240,525
Building, equipment and construction in progress	1,160,632	1,148,676
	1,401,157	1,389,201
Less: accumulated depreciation	(233,429)	(216,644)
Investment in storage facilities, net	1,167,728	1,172,557
Cash and cash equivalents	10,089	4,486
Accounts receivable	2,199	2,971
Receivable from related parties	-	14
Receivable from joint ventures	161	336
Investment in joint ventures	19,989	20,111
Prepaid expenses	4,854	4,691
Intangible asset - in-place customer leases (net of accumulated
amortization of $5,395 in 2009 and $5,160 in 2008)	54	289
Other assets	6,526	7,171
Total Assets	$1,211,600	$1,212,626

Liabilities
Line of credit	$-	$14,000
Term notes	500,000	500,000
Accounts payable and accrued liabilities	20,586	23,979
Deferred revenue	5,524	5,659
Fair value of interest rate swap agreements	19,883	25,490
Accrued dividends	-	14,090
Mortgages payable	108,314	109,261
Total Liabilities	654,307	692,479

Noncontrolling redeemable Operating Partnership Units at redemption value	10,331	15,118

Equity
Common stock	246	232
Additional paid-in capital	698,176	666,633
Accumulated deficit	(118,018)	(122,581)
Accumulated other comprehensive loss	(19,349)	(25,162)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	533,880	491,947
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	546,962	505,029
Total Liabilities and Equity	$1,211,600	$1,212,626

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	April 1, 2009	April 1, 2008
	to	to
(dollars in thousands, except share data)	June 30, 2009	June 30, 2008

Revenues
Rental income	$46,709	$48,432
Other operating income	1,785	1,688
Management and acquisition fee income	305	-
Total operating revenues	48,799	50,120

Expenses
Property operations and maintenance	12,440	13,355
Real estate taxes	5,141	4,823
General and administrative	4,338	4,095
Depreciation and amortization	8,432	8,181
Amortization of in-place customer leases	90	327
Total operating expenses	30,441	30,781

Income from operations	18,358	19,339

Other income (expense)
Interest expense (including amortization of financing fees
of $315 in 2009 and $289 in 2008, and $923 of waiver fees in 2009)	(11,699)	(8,978)
Interest income	20	86
Equity in income of joint ventures	63	7

Income from continuing operations	6,742	10,454
Income from discontinued operations	-	712
Consolidated net income	6,742	11,166
Less: net income attributable to noncontrolling interests	(456)	(625)
Net income attributable to common shareholders	$6,286	$10,541

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.28	$0.45
Discontinued operations	0.00	0.04
Earnings per common share - basic	$0.28	$0.49

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.28	$0.45
Discontinued operations	0.00	0.03
Earnings per common share - diluted	$0.28	$0.48

Common shares used in basic
earnings per share calculation	22,613,518	21,727,506

Common shares used in diluted
earnings per share calculation	22,616,553	21,760,891

Dividends declared per common share	$-	$0.6300

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	June 30, 2009	June 30, 2008

Revenues
Rental income	$94,368	$96,490
Other operating income	3,359	3,250
Management and acquisition fee income	616	-
Total operating revenues	98,343	99,740

Expenses
Property operations and maintenance	25,877	27,150
Real estate taxes	10,285	9,563
General and administrative	8,724	8,220
Depreciation and amortization	16,828	16,253
Amortization of in-place customer leases	235	856
Total operating expenses	61,949	62,042

Income from operations	36,394	37,698

Other income (expense)
Interest expense (including amortization of financing fees
of $630 in 2009 and $562 in 2008, and $923 of waiver fees in 2009)	(21,678)	(17,933)
Interest income	53	178
Equity in income of joint ventures	94	19

Income from continuing operations	14,863	19,962
Income from discontinued operations	-	794
Consolidated net income	14,863	20,756
Less: net income attributable to noncontrolling interests	(942)	(1,262)
Net income attributable to common shareholders	$13,921	$19,494

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.62	$0.86
Discontinued operations	0.00	0.04
Earnings per common share - basic	$0.62	$0.90

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.62	$0.86
Discontinued operations	0.00	0.04
Earnings per common share - diluted	$0.62	$0.90

Common shares used in basic
earnings per share calculation	22,291,292	21,687,436

Common shares used in diluted
earnings per share calculation	22,294,457	21,712,668

Dividends declared per common share	$0.6400	$1.2600

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	April 1, 2009	April 1, 2008
	to	to
(dollars in thousands, except share data)	June 30, 2009	June 30, 2008

Net income attributable to controlling interests	$6,286	$10,541
Net income attributable to noncontrolling interests	456	625
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,522	8,508
Depreciation and amortization from unconsolidated joint ventures	209	14
Gain on sale of real estate	-	(716)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(275)	(352)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(421)
Funds from operations available to common
shareholders	14,858	18,199
FFO per share - diluted	$0.66	$0.84

Common shares - diluted	22,616,553	21,760,891

	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	June 30, 2009	June 30, 2008

Net income attributable to controlling interests	$13,921	$19,494
Net income attributable to noncontrolling interests	942	1,262
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	17,063	17,155
Depreciation and amortization from unconsolidated joint ventures	416	29
Gain on sale of real estate		(716)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(584)	(691)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(680)	(884)
Funds from operations available to common
shareholders	31,078	35,649
FFO per share - diluted	$1.39	$1.64

Common shares - diluted	22,294,457	21,712,668

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2)	April 1, 2009	April 1, 2008
	to	to	Percentage
(dollars in thousands)	June 30, 2009	June 30, 2008	Change

Revenues:
Rental income	$46,579	$48,432	-3.8%
Other operating income	1,695	1,688	0.4%
Total operating revenues	48,274	50,120	-3.7%

Expenses:
Property operations and maintenance	12,379	13,355	-7.3%
Real estate taxes	5,137	4,823	6.5%
Total operating expenses	17,516	18,178	-3.6%

Operating income	$30,758	$31,942	-3.7%

(2) Includes the 359 stores owned and/or managed by the Company for the entire periods presented.

Same Store Revenues by State (2)	April 1, 2009	April 1, 2008
	to	to	Percentage
(dollars in thousands)	June 30, 2009	June 30, 2008	Change

Alabama	2,536	2,647	-4.2%
Arizona	1,161	1,228	-5.5%
Connecticut	1,040	1,111	-6.4%
Florida	7,222	7,913	-8.7%
Georgia	2,948	3,298	-10.6%
Louisiana	1,970	1,917	2.8%
Maine	255	284	-10.2%
Maryland	489	473	3.4%
Massachusetts	1,915	1,963	-2.4%
Michigan	565	570	-0.9%
Mississippi	1,740	1,806	-3.7%
Missouri	1,038	1,090	-4.8%
New Hampshire	508	524	-3.1%
New York	4,345	4,458	-2.5%
North Carolina	1,600	1,669	-4.1%
Ohio	1,966	2,037	-3.5%
Pennsylvania	704	715	-1.5%
Rhode Island	428	482	-11.2%
South Carolina	879	916	-4.0%
Tennessee	488	545	-10.5%
Texas	12,236	12,149	0.7%
Virginia	2,241	2,325	-3.6%

Total same store	$48,274	$50,120	-3.7%

YEAR TO DATE SAME STORE DATA (3)	January 1, 2009	January 1, 2008
	to	to	Percentage
(dollars in thousands)	June 30, 2009	June 30, 2008	Change

Revenues:
Rental income	$93,375	$95,838	-2.6%
Other operating income	3,194	3,245	-1.6%
Total operating revenues	96,569	99,083	-2.5%

Expenses:
Property operations and maintenance	25,631	27,001	-5.1%
Real estate taxes	10,230	9,524	7.4%
Total operating expenses	35,861	36,525	-1.8%

Operating income	$60,708	$62,558	-3.0%

(3) Includes the 357 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2009	2008	2009	2008

Weighted average quarterly occupancy	81.0%	82.3%	80.9%	82.3%

Occupancy at June 30	82.6%	83.1%	82.5%	83.1%

Rent per occupied square foot	$10.06	$10.35	$10.16	$10.35

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the six months ended June 30, 2009:

Beginning balance	$1,389,201
Property acquisitions	-
Improvements and equipment additions:
Expansions	5,369
Roofing, paving, painting, and equipment:
Stabilized stores	3,005
Recently acquired and joint venture stores	238
Change in construction in progress (Total CIP $17.4 million)	3,402
Dispositions	(58)
Storage facilities at cost at period end	$1,401,157

	June 30, 2009	June 30, 2008

Common shares outstanding at June 30	23,391,184	21,890,727
Operating Partnership Units outstanding at June 30	419,952	422,527

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850